As filed with the U.S. Securities and Exchange Commission on February 4, 2020

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

Alphabet Inc.

(Exact name of Registrant as specified in its charter)

Delaware	61-1767919
(State of Incorporation)	(I.R.S. Employer Identification Number)

1600 Amphitheatre Parkway

Mountain View, CA 94043

(650) 253-0000

(Address, including zip code, and telephone number, including area code, of

Registrant’s principal executive offices)

Alphabet Inc. Deferred Compensation Plan

(Full title of the plan)

Sundar Pichai

Chief Executive Officer

Alphabet Inc.

1600 Amphitheatre Parkway

Mountain View, CA 94043

(650) 253-0000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Jeffrey Karpf, Esq. Cleary Gottlieb Steen & Hamilton LLP One Liberty Plaza New York, NY 10006 (212) 225-2000	Kent Walker, Esq. Alphabet Inc. 1600 Amphitheatre Parkway Mountain View, CA 94043 (650) 253-0000

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☑	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.   ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (2)
Deferred Compensation Obligations (1)	$128,000,000	100%	$128,000,000	$16,614

(1)

The deferred compensation obligations are unsecured obligations of the Registrant to pay deferred compensation in the future in accordance with the terms of the Alphabet Inc. Deferred Compensation Plan.

(2)

Estimated solely for the purpose of calculating the registration fee. This registration fee has been calculated pursuant to Rule 457(h) of the Securities Act of 1933, as amended (the “Securities Act”), based upon an estimate of the amount of compensation participants may defer under the Alphabet Inc. Deferred Compensation Plan.

EXPLANATORY NOTE

Alphabet Inc., a Delaware corporation (the “Registrant”) is filing this registration statement on Form S-8 (this “Registration Statement”) to register an aggregate of $128,000,000 of unsecured obligations of the Registrant to pay deferred compensation in the future in accordance with the terms of the Alphabet Inc. Deferred Compensation Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I will be sent or given to employees as specified by Rule 428(b)(1) under the Securities Act. Such documents are not being filed with the U.S. Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have been filed by the Registrant with the Commission, are hereby incorporated by reference in this Registration Statement (other than portions of these documents that are either (1) described in paragraphs (d)(1), (d)(2), (d)(3) or (e)(5) of Item 407 of Regulation S-K promulgated by the Commission or (2) furnished under applicable Commission rules rather than filed and exhibits furnished in connection with such items):

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 (the “Annual Report”), as filed with the Commission on February 3, 2020; and

(b)	All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the Annual Report.

All reports and other documents subsequently filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such reports and other documents. Nothing in this Registration Statement shall be deemed to incorporate any information provided in these documents that is described in paragraph (d)(1), (d)(2), (d)(3) or (e)(5) of Item 407 of Regulation S-K promulgated by the Commission or furnished under applicable Commission rules rather than filed and exhibits furnished in connection with such items.

Item 4. Description of Securities.

An aggregate principal amount of $128,000,000 of deferred compensation obligations are being registered hereby based on estimated contributions of eligible employees of the Registrant and its subsidiaries under the Deferred Compensation Plan. Further amounts may be registered and issued as new or existing participants of the Deferred Compensation Plan elect to defer portions of their compensation in subsequent years.

Under the Deferred Compensation Plan the obligations of the Registrant to pay such deferred amounts in the future to the Deferred Compensation Plan participants in accordance with the terms of the Deferred Compensation Plan (the “deferred compensation obligations”) will be unsecured and unsubordinated indebtedness of the Registrant and will rank pari passu with other unsecured, unsubordinated indebtedness of the Registrant from time to time outstanding.

Under the Deferred Compensation Plan, there is no limitation on the Registrant’s right to issue senior debt or other securities.

The amount to be deferred by each participant in the Deferred Compensation Plan will be determined in accordance with the Deferred Compensation Plan based on elections by the participant. Amounts deferred by a participant will be credited to a bookkeeping account for the participant. If permitted, participants may make elections as to how their respective account balances shall be deemed invested among investment alternatives determined by the Deferred Compensation Plan administrator pursuant to the provisions of the Deferred Compensation Plan. Otherwise, such deemed investment will be determined by the administrator. Participant accounts will be credited with earnings, gains and losses as if the deferred amounts were actually invested in accordance with the designated investment alternative. There is no trading market for the deferred compensation obligations.

Each deferred compensation obligation will be payable on the first full calendar quarter coinciding with or beginning after the earliest of the date selected by the participant in accordance with the terms of the Plan (which may be no longer than five (5) years after the deferral year), the date of his or her death or six (6) months following his or her separation from service with the Registrant. All payments of deferred compensation obligations will be made in a lump sum in cash.

As soon as is reasonably practicable following a change in control (as defined in the Deferred Compensation Plan), certain terminations of the Deferred Compensation Plan or a participant’s death, the Registrant will pay to a participant all unpaid deferred compensation obligations in a lump sum in cash.

Other than by will or the laws of descent and distribution or pursuant to a domestic relations order as defined in the Internal Revenue Code, the deferred compensation obligations are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Any attempt by any person to transfer or assign benefits under the Deferred Compensation Plan, other than a claim for benefits by a participant or his or her beneficiary(ies), will be null and void. The deferred compensation obligations are not convertible into any other security of the Registrant. No trustee has been appointed to take action with respect to the deferred compensation obligations and each participant or beneficiary will be responsible for enforcing his or her own rights with respect to the deferred compensation obligations but will have rights no greater than those of unsecured general creditors of the Registrant.

The Registrant reserves the right to amend, modify, suspend or terminate the Deferred Compensation Plan at any time, except that no amendment, modification, suspension or termination shall have any retroactive effect to reduce the value of any amounts allocated to a participant’s account at the time of the amendment, modification, suspension or termination. The Deferred Compensation Plan will remain in effect until it is terminated.

Item 5. Interests of Named Experts and Counsel.

Kathryn W. Hall, Esq. whose legal opinion with respect to the deferred compensation obligations registered hereunder is filed as Exhibit 5.2 hereto, is employed by the Registrant’s wholly owned subsidiary and is eligible to participate in the Deferred Compensation Plan. Ms. Hall does not participate in the Deferred Compensation Plan.

Item 6. Indemnification of Directors and Officers.

As of the date of this filing, Section 145 of the Delaware General Corporation Law, as amended (the “DGCL”), provides in regard to indemnification of officers and directors as follows:

§ 145 INDEMNIFICATION OF OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS; INSURANCE.—

(a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

(b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(c) To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

(d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer of the corporation at the time of such determination: (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum; or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum; or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion; or (4) by the stockholders.

(e) Expenses (including attorneys’ fees) incurred by an officer or director of the corporation in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents of the corporation or by persons serving at the request of the corporation as directors, officers, employees or agents of another corporation, partnership, joint venture, trust or other enterprise may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

(f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office. A right to indemnification or to advancement of expenses arising under a provision of the certificate of incorporation or a bylaw shall not be eliminated or impaired by an amendment to the certificate of incorporation or the bylaws after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such action or omission has occurred.

(g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

(h) For purposes of this section, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

(i) For purposes of this section, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.

(j) The indemnification and advancement of expenses provided by, or granted pursuant to this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation’s obligation to advance expenses (including attorneys’ fees).

As permitted by Section 145 of the DGCL, the certificate of incorporation of the Registrant includes a provision that eliminates the personal liability of its directors for monetary damages for breach of their fiduciary duty as directors.

In addition, as permitted by Section 145 of the DGCL, the bylaws of the Registrant provide that:

•

The Registrant will indemnify its directors and officers for serving the Registrant in those capacities or for serving other business enterprises at the Registrant’s request, to the fullest extent permitted by Delaware law, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal proceeding, had no reasonable cause to believe such person’s conduct was unlawful.

•	The Registrant may, in its discretion, indemnify employees and agents in those circumstances where indemnification is not required by law.

•

The Registrant is required to advance expenses, as incurred, to its directors and officers in connection with defending a proceeding, except that such director or officer will undertake to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

•

The Registrant will not be obligated pursuant to the bylaws to indemnify a person with respect to proceedings initiated by that person, except with respect to proceedings authorized by the Registrant’s board of directors or brought to enforce a right to indemnification.

•

The rights conferred in the bylaws are not exclusive, and the Registrant is authorized to enter into indemnification agreements with its directors, officers, employees and agents and to obtain insurance to indemnify such persons.

•	The Registrant may not retroactively amend or repeal the bylaw or certificate of incorporation provisions to reduce its indemnification obligations to directors, officers, employees and agents.

The Registrant’s policy is to enter into separate indemnification agreements with each of its directors and executive officers that provide the maximum indemnity allowed to directors and executive officers by Section 145 of the DGCL and that allow for certain additional procedural protections. The Registrant also maintains directors and officers insurance to insure such persons against certain liabilities.

These indemnification provisions and the indemnification agreements entered into between the Registrant and its officers and directors may be sufficiently broad to permit indemnification of the Registrant’s officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The Index of Exhibits filed herewith and appearing immediately after the signature page to this Registration Statement is incorporated by reference in this Item 8.

Item 9. Undertakings.

A. The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(ii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ALPHABET INC.

REGISTRATION STATEMENT ON FORM S-8

INDEX OF EXHIBITS

Exhibit Number	Description

3.01	Amended and Restated Certificate of Incorporation of Alphabet Inc., dated October 2, 2015 (incorporated by reference to Exhibit 3.1 filed with Registrant’s Current Report on Form 8-K12B (File No. 001-37580), as filed with the SEC on October 2, 2015)‡

3.02	Amended and Restated Bylaws of Alphabet Inc. (incorporated by reference to Exhibit 3.2 filed with Registrant’s Current Report on Form 8-K12B (File No. 001-37580), as filed with the SEC on October 2, 2015)‡

4.01	Alphabet Inc. Deferred Compensation Plan (incorporated by reference to Exhibit 10.5 in Alphabet Inc.’s Current Report on Form 8-K filed with the Commission on October 2, 2015.)‡

5.01	Opinion of Kathryn W. Hall, Esq. LLP*

23.01	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm*

23.02	Consent of Kathryn W. Hall, Esq. (filed as part of Exhibit 5.01)*

24.01	Power of Attorney (included on signature pages to this Registration Statement)*

*	Filed herewith.
‡	Incorporated herein by reference

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mountain View, State of California, on this 4th day of February 2020.

ALPHABET INC.

By:	/s/ SUNDAR PICHAI
Sundar Pichai
Chief Executive Officer (Principal Executive Officer of the Registrant)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Sundar Pichai, Ruth M. Porat, and Kent Walker and each of them acting individually, as his or her true and lawful attorney-in-fact, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities (unless revoked in writing), to sign any and all amendments (including post-effective amendments thereto) to this Registration Statement on Form S-8, and to file the same, with exhibits thereto and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting to such attorney-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that such attorney-in-fact and agents, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Sundar Pichai Sundar Pichai	Chief Executive Officer and Director (Principal Executive Officer)	February 4, 2020

/s/ Ruth M. Porat Ruth M. Porat	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	February 4, 2020

/s/ Amie Thuener O’Toole Amie Thuener O’Toole	Vice President, Chief Accounting Officer (Principal Accounting Officer)	February 4, 2020

/s/ Frances H. Arnold Frances H. Arnold	Director	February 4, 2020

/s/ Sergey Brin Sergey Brin	Co-Founder, Director	February 4, 2020

/s/ L. John Doerr L. John Doerr	Director	February 4, 2020

/s/ Roger W. Ferguson, Jr. Roger W. Ferguson, Jr.	Director	February 4, 2020

/s/ John L. Hennessy John L. Hennessy	Chairman of the Board	February 4, 2020

/s/ Ann Mather Ann Mather	Director	February 4, 2020

/s/ Alan R. Mulally Alan R. Mulally	Director	February 4, 2020

/s/ Larry Page Larry Page	Co-Founder, Director	February 4, 2020

/s/ K. Ram Shriram K. Ram Shriram	Director	February 4, 2020

/s/ Robin L. Washington Robin L. Washington	Director	February 4, 2020